Exhibit (a)(1)(i)

PARAMETRIC TECHNOLOGY CORPORATION

Offer to Exchange Outstanding Options

with Exercise Prices of $9 or More

July 6, 2005

This offer expires at 8:00 p.m., Boston, Massachusetts time, on August 3, 2005,

unless we extend the offer period.

We are offering our eligible employees the opportunity to exchange outstanding stock options with exercise prices equal to or greater than $9 per share granted under our participating incentive plans (described in Section 2 beginning on page 9) that are vested on or before the offer expiration time for a cash payment. The cash amount we are offering in exchange for each tendered eligible option is:

Option Exercise Price (U.S. $)	Cash Amount per Option (U.S. $)
$9.00 to $11.99	$1.40
$12.00 to $14.99	$0.61
$15.00 to $19.99	$0.32
$20.00 to $24.99	$0.30
$25 and up	$0.11

We are making this offer on the terms and subject to the conditions stated in this offer document and the accompanying election form. Participation in this offer is voluntary and you may choose to keep your options instead of exchanging them for cash in response to this offer.

IMPORTANT

If you would like to accept this offer, you must properly execute and submit your election form by 8:00 p.m., Boston, Massachusetts time, on August 3, 2005 (or a later time and date if we extend the offer period). If we do not receive your election form by the offer expiration time, you will be deemed to have rejected this offer.

If you have any questions about this offer, need help completing any offer documents, or need additional copies of any offer documents, you can refer to the 2005 Stock Option Exchange Offer section of the Stock Information Center page on the PTConnector; you can send an email to us at stockoptions@ptc.com; you can fax questions to us at 1.781.707.0422; or you can write to us at: Stock Option Exchange, c/o Human Resources, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494-2714.

Although our Board of Directors has approved this offer, neither PTC nor our Board of Directors makes any recommendation to you as to whether you should tender your eligible options. You must make your own decision whether to tender your eligible options. You should carefully review all of the information in this offer document before deciding whether to tender your eligible options.

Our common stock is quoted on the Nasdaq National Market under the symbol “PMTC.” On July 1, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $6.49 per share. You should obtain current market prices for our common stock before you decide whether to tender your eligible options.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your eligible options in this offer. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this offer document, the election form, and all related documents filed as part of the Tender Offer Statement filed with the United States Securities and Exchange Commission (“SEC”) on July 6, 2005. You should consider only the information contained in this offer document or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any other information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer document. Any representation to the contrary is a criminal offense.

We are not making this offer to, nor will we accept any tender of eligible options from or on behalf of, employees in any jurisdiction in which the offer or the acceptance of any tender of eligible options would not comply with the laws of such jurisdiction. We may, however, at our discretion, take any actions necessary for us to make the offer to eligible employees in any jurisdiction.

ii

iii

SUMMARY OF TERMS

The following should answer most of the questions you may have about this offer. You should read this offer document and the election form carefully and in their entirety as they contain information important to your decision as to whether to participate in the offer. We have included references to the relevant sections of this offer document where you can find a more complete description of these topics.

Question 1.	What is the offer?

We are offering our eligible employees the opportunity to exchange eligible options for a cash payment. See Questions 5 and 6 below for a description of eligible employees and eligible options. See Sections 2 and 3.

Question 2.	Why is PTC offering to exchange my options?

We are making this offer for two reasons: first, to reduce the number of outstanding options and the associated potential dilution to our stockholders, and, second, to provide employees the opportunity to exchange for cash outstanding options we believe no longer have their intended incentive and retentive effects.

Question 3.	When does the offer expire?

The offer expires at 8:00 p.m., Boston, Massachusetts time, on August 3, 2005. We refer to this time as the “offer expiration time.” If we extend the period of time the offer is open, the term “offer expiration time” will refer to the latest time and date at which the offer expires. We can reject any option tender we receive after the offer expiration time. See Section 2.

Question 4.	What happens if I don’t tender my eligible options before the offer expiration time?

If you have not tendered (offered to us) your eligible options before the offer expiration time, you will be deemed to have rejected the offer and will not be able to participate in the offer. All eligible options you currently hold will remain outstanding on their existing terms and conditions. See Section 4.

Question 5.	Who is eligible to participate in the offer?

You may participate in the offer only if you:

•	are an employee of PTC or one of our subsidiaries at the time this offer expires, and

•	hold at least one eligible option as of the offer expiration time.

We refer to employees meeting these conditions as “eligible employees.” Members of our board of directors and our six most highly compensated executive officers may not participate in the exchange. See Section 2.

Question 6.	What options may be tendered for exchange in the offer? Are all of my options eligible for this offer?

The only options that may be tendered for exchange in this offer are options to purchase shares of our common stock that:

•	are outstanding as of the offer expiration time,

•	are vested as of the offer expiration time,

•	have an exercise price of $9.00 or more per share, and

•	were granted under the participating incentive plans listed below:

•	our 2000 Equity Incentive Plan,

•	our 1997 Incentive Stock Option Plan,

•	our 1997 Nonstatutory Stock Option Plan,

•	our 1987 Incentive Stock Option Plan,

•	the Computervision Corporation 1992 Stock Option Plan,

•	the Division Group PLC Approved Employee Share Option Scheme, and

•	the Division Group PLC Unapproved Employee Share Option Scheme.

We refer to these options as “eligible options” and we refer to these plans as the “participating incentive plans.” See Section 2.

As of June 27, 2005, eligible options to purchase up to 19,584,368 shares of our common stock were outstanding and held by eligible employees. See Section 2.

Question 7.	Is the offer limited to vested options?

Yes. Only options that are currently vested or that will have vested as of the offer expiration time may be tendered in this offer. See Section 2.

Question 8.	What happens if my eligible options expire before the offer expiration time?

Only options outstanding as of the offer expiration time may be tendered. If you hold options that expire before the offer expiration time, you may not tender those options. See Section 2.

Question 9.	What will I receive in exchange for my eligible options? How do I calculate the amount of the cash payment for my eligible options?

We will pay the following cash amounts for eligible options that we accept in this offer, less applicable tax withholding and social insurance contribution amounts:

Option Exercise Price (U.S. $)	Cash Amount per Option (U.S. $)
$9.00 to $11.99	$1.40
$12.00 to $14.99	$0.61
$15.00 to $19.99	$0.32
$20.00 to $24.99	$0.30
$25 and up	$0.11

See Section 3.

To calculate the aggregate amount attributable to your eligible options that we accept for exchange, multiply the number of eligible options you hold in each option exercise price range specified above by the corresponding cash amount per option and then add those amounts together. That aggregate amount will be reduced by applicable income tax withholding and social insurance contribution amounts.

For example, suppose you hold 100 eligible options with an exercise price of $9.20 per share and 200 eligible options with an exercise price of $16.00 per share. If you validly tendered, and we accepted, those options, then you would receive $204, less applicable income tax withholding and social insurance contribution amounts, calculated as follows: (100) x ($1.40) = $140, plus (200) x ($0.32) = $64.

Question 10.	How was the amount of the cash payment determined?

We worked with independent consultants, including a compensation consulting firm, to establish a model for determining the amount of the cash payment to be offered. We used the binomial option valuation model with an assumed stock price of $5.54 and an assumed volatility of 43.49% based on the moving average of the closing prices of our common stock as reported by Nasdaq and the average volatility of our common stock for the 200 trading days preceding June 15, 2005 and other assumptions described further in Section 3 to determine the amount of the cash payment to be paid in exchange for the eligible options.

Question 11.	Am I required to tender my eligible options?

No. You are not required to tender your eligible options. However, if you choose to tender any of your eligible options, you must tender all of your eligible options. See Section 4.

Question 12.	If I elect to tender my eligible options, must I tender all my eligible options?

Yes. If you choose to tender any of your eligible options, you must tender all of your eligible options. You may not tender only some of your eligible options. See Section 4.

Question 13.	Why must I tender all of my eligible options if I want to tender eligible options?

We are making this offer for two reasons: first, to reduce the number of outstanding options and the associated potential dilution to our stockholders, and, second, to provide employees the opportunity to exchange for cash outstanding options we believe no longer have their intended incentive and retentive effects.

In order to achieve our goal of reducing the number of outstanding options and the associated potential dilution to our stockholders we are requiring that you tender all eligible options that you hold if you decide to tender any eligible options.

If all eligible options are exchanged in this offer, approximately 19,584,368 options will be canceled. See Sections 1 and 2.

Question 14.	Why is the offer limited to options with exercise prices of $9.00 per share and above?

As described above, one reason we are making this offer is to eliminate those outstanding options we believe no longer have their intended incentive and retentive effects. Many of our employees’ outstanding options have exercises prices that are significantly higher than the current market price of our common stock. We believe that outstanding options with exercise prices of $9.00 per share and above have ceased to provide their intended incentive and retentive effects and that employees will appreciate the opportunity to exchange these options for cash. At the same time, we believe that options with exercise prices below $9.00 per share continue to have incentive and retentive effects.

Question 15.	Can I participate in the offer if I am on a leave of absence?

Yes, you may participate in the offer if you are on a leave of absence approved by us or required by local law, including if you are on long-term disability. See Section 2.

Question 16.	How do I tender my options?

You may tender your options only by executing and submitting your election form as described in Section 4.

If you received this offer document in electronic form, we sent you an election form with this offer document that lists the options you hold that may be tendered in this offer. You may also obtain your election form from the 2005 Stock Option Exchange Offer section of the Stock Information Center page on the PTConnector by clicking on the link to “Access My Exchange Details.”

If you received this offer document in paper form, we sent you an election form with the offer document. If you need additional forms, you can request them as described in Question 32. If we also sent this offer document to you electronically, you may also use the election form we sent with this offer document or that you obtain from the PTConnector as described above.

You should read the election form before you decide whether to tender your options. We must receive your election form by 8:00 p.m., Boston, Massachusetts time, on August 3, 2005 (or a later time and date if we extend the offer period).

Question 17.	Can I change my mind and withdraw my previously tendered options? Until what time can I withdraw them?

You may withdraw your previously tendered eligible options at any time until 8:00 p.m., Boston, Massachusetts time, on August 3, 2005. If we extend the offer period, you may withdraw your tendered eligible options at any time until the latest offer expiration time. If you withdraw any of your tendered options, you must withdraw all of your tendered options.

In addition, if we have not accepted your tender of eligible options before 12:00 a.m. (midnight), Boston, Massachusetts time, on August 30, 2005, you may withdraw your previously tendered options. See Section 5.

Question 18.	How do I withdraw my previously tendered options?

You may withdraw your previously tendered options only by executing and submitting a withdrawal form as described in Section 5.

If you received this offer document electronically, you can obtain your withdrawal form in one of two ways:

•	you can open the email we will have sent you confirming receipt of your election form and click on the link to proceed to your withdrawal form; or

•	you can go to the 2005 Stock Option Exchange Offer section of the Stock Information Center page on the PTConnector and click on the link to “Access My Exchange Details” to proceed to your withdrawal form.

If you received this offer document in paper form, your withdrawal form was sent with the offer document. If you need additional copies, you can request them as described in Question 32. If we also sent this offer document to you electronically, you may also obtain your withdrawal form as described above.

You should read the withdrawal form before you decide whether to withdraw your options. We must receive your withdrawal form by 8:00 p.m., Boston, Massachusetts time, on August 3, 2005 (or a later time and date if we extend the offer period).

Question 19.	What if I withdraw my previously tendered options and later decide I want to participate in the offer?

You may tender your options to us again. You must re-tender your eligible options in accordance with the procedures described in Section 4. Your re-tender must be completed before the offer expiration time. See Sections 4 and 5.

Question 20.	What else do the exchange offer documents require me to do if I elect to participate in the offer?

If you elect to participate in the offer and tender your eligible options, you must execute the election form, under which you will:

•	acknowledge that your outstanding option agreement(s) for all eligible options tendered by you will be terminated automatically and you will irrevocably release all your rights under them if and when we accept those options for exchange;

•	authorize PTC to deduct any applicable tax withholding or social insurance contribution amounts from any cash payment to you; and

•	authorize PTC to collect, use, transfer and share your personal information to the extent we deem necessary to effect the exchange and cancellation of your eligible options and make the cash payment.

See Sections 3, 4 and 6.

Question 21.	Will I owe any tax if I exchange my eligible options for the cash payment?

If you are subject to tax in the U.S., the cash amount paid to you will be taxed as ordinary compensation income. This income will be subject to withholding of income, FICA and other applicable employment taxes. You should consult your own tax advisor to determine the tax consequences of exchanging your eligible options. See Section 11.

If you are not subject to tax in the U.S., you should read Section 12 for a summary discussion of the material income tax considerations of the offer applicable to you. You should consult your own tax advisor to determine the tax consequences of exchanging your eligible options.

Question 22.	When will I receive payment for my options that are accepted for exchange?

We will make the cash payment to you promptly following the offer expiration time. For U.S. employees, we plan to make the cash payment on August 19, 2005. For non-U.S. employees, we plan to make the cash payment in connection with the August 2005 payroll. The anticipated payment dates for each country are shown on Appendix A to this offer document. Your cash payment will be reduced by any applicable taxes or social insurance contributions that we withhold at that time. No interest will accrue and no interest will be paid on the cash payment, regardless of when it is paid. See Section 3.

Question 23.	Are there any conditions to the offer?

This offer is not conditioned on a minimum aggregate number of options being tendered. However, if you elect to participate in the offer, you must tender all of your eligible options for exchange. See Section 4. In addition to the eligibility requirements, the offer is subject to the conditions described in Section 7.

Question 24.	Can PTC terminate the offer and decline to accept for exchange the eligible options that have been tendered?

Yes, we can terminate the offer under the circumstances described in Section 7. If we do so, you will not receive the cash payment for any eligible options that you tendered and those options will remain outstanding on their existing terms and conditions. See Section 7.

Question 25.	What interests do PTC’s Board of Directors and executive officers have in the offer?

Members of our board of directors and our six most highly compensated executive officers are not eligible to tender their options in the offer and will not participate in the offer. In connection with this offer, in order to further our goal of reducing the number of outstanding options, those executive officers surrendered a total of 3,333,032 options they held with exercise prices greater than $15.50 per share to us for cancellation without compensation. See Section 10.

Question 26.	What are the risks in tendering my stock options?

We describe the material risks we have identified in the next section of this offer document, titled “Risks of Participating in the Offer.” You should consider those risks before deciding whether to participate in the offer.

Question 27.	Will I receive the greatest value by exercising my eligible options, tendering my eligible options in the offer or holding my eligible options?

We cannot predict which alternative will provide the greatest value to you and we are not making any recommendation to you as to which course of action to take. You should consult your own financial, legal and/or tax advisors before making any decision about the offer.

Question 28.	Will someone at PTC advise me on what I should do in the offer?

No. PTC cannot advise you whether to keep or tender your eligible options. You should discuss your own situation with your own professional advisors and then decide whether to participate in the offer.

Question 29.	What should I do if I do not want to exchange my eligible options? What happens if I do not tender my eligible options?

Nothing. Your eligible options will not be exchanged if you do not tender them to us and will remain outstanding on their existing terms and conditions. See Section 4.

Question 30.	Will PTC offer me another opportunity to exchange my options in the future?

We have no plans to offer employees an opportunity to exchange their options in the future.

Question 31.	How can I find out how many eligible options I have?

If this offer document was sent to you electronically, the election form sent with this offer document lists your eligible options. You may also access a copy of your election form on the PTConnector under the 2005 Stock Option Exchange Offer section of the Stock Information Center page by clicking on the link to “Access My Exchange Details.”

If this offer document was sent to you in paper form, the election form sent with the offer document lists your eligible options. If we also sent this offer document to you electronically, you can determine how many options you hold as described above.

In addition, all employees that have received stock options during their employment with PTC have online accounts with E*Trade. You can contact E*Trade as follows:

•	If you are a U.S. resident, you can access your information at www.optionslink.com, you can email E*Trade at stockplans@etrade.com, or you can call E*Trade at 1.800.838.0908 or at 1.650.599.0125.

•	If you are a Canadian resident, you can access your information at www.optionslink.com, you can email E*Trade at stockplans@etrade.com, or you can call E*Trade at 1.877.283.0703. If you live in the Toronto area, you can also call 1.416.214.3771.

•	If you reside elsewhere, you can access your information at www.optionslink.com, you can email E*Trade at stockplans@etrade.com, or you can call E*Trade at 011.650.599.0125.

Question 32.	Who do I contact if I have questions about the offer?

Due to Securities and Exchange Commission regulations, we will not provide individual answers to questions. Accordingly, we have set up the following processes to enable you to ask any questions you may have about the offer.

You can refer to the 2005 Stock Option Exchange Offer section of the Stock Information Center page on the PTConnector.

You can email questions to us at stockoptions@ptc.com.

You can fax questions to us at 1.781.707.0422.

You can write to us at: Stock Option Exchange, c/o Human Resources, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494-2714.

If we sent this offer document to you in paper form, you may obtain additional election forms or withdrawal forms by contacting us as described above.

RISKS OF PARTICIPATING IN THE OFFER

Exchanging your options for the cash payment involves potential risks, including the risks described below. In deciding whether to tender your eligible options, you should carefully consider these risks. You should also speak with any legal, investment or tax advisor you deem necessary before tendering your eligible options. In addition, you should read this offer document in its entirety.

If the price of our common stock rises above the exercise price of your options, you may have received a greater benefit if you held your options.

The amount of the cash payment for eligible options accepted for exchange is fixed, ranging from $0.11 to $1.40 per share, and will be reduced by any applicable tax withholding and social contribution amounts. If the price of our common stock rises above the exercise price of your eligible stock options before the expiration dates of those options, you could receive a greater benefit by retaining those options. On the other hand, if our stock price rises, but never increases above the exercise prices of your eligible stock options before their expiration dates, you would receive a greater benefit by tendering your eligible options in the offer.

The amount of the cash payment you receive in exchange for your options may be less than what you would ultimately realize if you kept those options.

We calculated the amount of the cash payment to be offered in exchange for the eligible options using the binomial option valuation model. Because the binomial option valuation model involves many assumptions, the amount of the cash payment you receive in exchange for your options may be less than the value you would have received had you kept your options.

Because we determined the amount of the cash payment to be offered in exchange for the eligible options using the binomial valuation model and before the date of the offer and the offer expiration time, the cash amount we may pay in exchange for eligible options may not reflect the estimated value of those options as of the offer date or the offer expiration time.

We valued the eligible options as of June 15, 2005 under the binomial option valuation model using an assumed stock price of $5.54 and an assumed volatility of 43.49% based on the moving average of the closing prices of our common stock as reported by Nasdaq and the average volatility of our common stock for the 200 trading days preceding June 15, 2005 and other assumptions described further in Section 3. Had we used later averages or a different valuation methodology to determine the amount of the cash payments to be offered, the estimated cash payment amounts for the eligible options may have been higher. In addition, the cash payment amounts will not be adjusted and therefore will not reflect any changes in the estimated values of the eligible options as of the offer expiration time. See Section 3.

THE OFFER

1.	Purpose of the Offer; Status of Options Acquired by Us in the Offer

We are making this offer for two reasons: first, to reduce the number of outstanding options and the associated potential dilution to our stockholders, and, second, to provide employees the opportunity to exchange for cash those outstanding options we believe no longer have their intended incentive and retentive effects.

We intend to reduce the number of options outstanding by exchanging eligible outstanding options for a cash payment and canceling them. The shares underlying these canceled options will not be available for future issuance under our equity incentive plans.

We believe that our ability to provide effective equity compensation incentives is essential for us to retain and motivate key employees. We believe equity grants are a valuable tool when they provide realistic incentives. The options we are offering to exchange have exercise prices ranging from $9.3438 to $72.5462 per share. By way of comparison, the closing price of our common stock on July 1, 2005, as reported by the Nasdaq National Market, was $6.49 per share and has been below $9.00 per share for an extended period of time. We believe these options have ceased to have their intended incentive and retentive effects, while we believe that options with exercise prices below $9.00 per share continue to have incentive and retentive effects.

2.	Eligible Employees; Eligible Options; Offer Expiration Time

Eligible Employees. You are eligible to participate in this offer (an “eligible employee”) only if you:

•	are employed by PTC or one of our subsidiaries at the offer expiration time, and

•	hold at least one eligible option as of the offer expiration time.

Employees on approved leaves of absence may participate in the offer. These leaves include military leave, maternity or paternity leave, long-term disability or other leave as provided by local law.

If you are not an eligible employee at the offer expiration time, you will be deemed to have withdrawn any options tendered and your options will expire in accordance with the provisions of the participating incentive plans and your applicable stock option agreement(s).

Members of our board of directors and our six most highly compensated executive officers (named in the table on page 17 of this offer document) are not eligible to participate in this offer.

Eligible Options. Only eligible options may be tendered in this offer. An “eligible option” is an option that:

•	is outstanding as of the offer expiration time,

•	is vested as of the offer expiration time,

•	has an exercise price equal to or greater than $9 per share, and

•	was granted under one of the “participating incentive plans” listed below:

•	our 2000 Equity Incentive Plan,

•	our 1997 Incentive Stock Option Plan,

•	our 1997 Nonstatutory Stock Option Plan,

•	our 1987 Incentive Stock Option Plan,

•	the Computervision Corporation 1992 Stock Option Plan,

•	the Division Group PLC Approved Employee Share Option Scheme, or

•	the Division Group PLC Unapproved Employee Share Option Scheme.

Number of Eligible Options Outstanding. As of June 27, 2005, options to purchase 57,435,834 shares of our common stock were outstanding under the participating incentive plans. The options had exercise prices of between $1.99 and $72.5642 per share. Of these options, options to purchase 19,584,368 shares of common stock having an exercise price of $9 or more were held by eligible employees. The shares of our common stock issuable upon exercise of eligible options held by eligible employees represent approximately 34.10% of the total shares of our common stock issuable upon exercise of all options outstanding under the participating incentive plans as of June 27, 2005. As of June 27, 2005, options to purchase 531,197 shares of our common stock were outstanding under our equity incentive plans other than the participating incentive plans.

Offer Expiration Time. This offer expires at 8:00 p.m., Boston, Massachusetts time, on August 3, 2005, unless we extend the period of time the offer is open. We refer to that time as the “offer expiration time.” If we extend the time the offer is open, the term “offer expiration time” will refer to the latest time and date at which this offer expires. We describe our rights to extend, postpone, terminate and amend the offer in Section 7.

Notice of Offer Modifications; Extension of Term. We will notify you if we decide to take any of the following actions:

•	increase or decrease what we will pay you in exchange for your eligible options,

•	increase or decrease the number of eligible options to be exchanged in this offer, or

•	extend or terminate this offer.

If this offer is scheduled to expire within ten business days from the date we notify you of either of the first or second events described above, we will extend this offer for ten business days after the date that notice is sent or published.

A “business day” means any day other than a Saturday, Sunday, or a federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time.

3.	Cash Payment for Eligible Options

Amount of Cash Payment. For the purposes of determining the cash payment payable to each eligible employee, we have treated options as separate classes based on differences in exercise price. The amount of the cash payment that eligible employees will receive in exchange for their eligible options is:

•	$1.40 for each share of common stock issuable upon exercise of eligible options with an exercise price equal to or greater than $9.00 per share but less than or equal to $11.99 per share;

•	$0.61 for each share of common stock issuable upon exercise of eligible options with an exercise price equal to or greater than $12.00 per share but less than or equal to $14.99 per share;

•	$0.32 for each share of common stock issuable upon exercise of eligible options with an exercise price equal to or greater than $15.00 per share but less than or equal to $19.99 per share;

•	$0.30 for each share of common stock issuable upon exercise of eligible options with an exercise price equal to or greater than $20.00 per share but less than or equal to $24.99 per share; or

•	$0.11 for each share of common stock issuable upon exercise of eligible options with an exercise price equal to or greater than $25.00 per share.

Withholding. We will withhold all applicable withholding and social insurance contribution amounts from the cash payment we make to you in exchange for your options. You authorize us to withhold these amounts in the election form you submit as a condition of exchanging your options.

No Interest Paid. Under no circumstances will interest accrue or be paid on any cash amounts to be paid to tendering eligible employees, regardless of when payment of any portion of the cash amount is made, whether there is a delay in making the cash payment, or whether there is an extension of the offer term.

Valuation. We used the binomial option valuation model to determine the cash payment amounts for the eligible options. The binomial model estimates the value of the eligible option based on the following primary factors:

•	volatility of our common stock, assumed to be 43.49% (the average volatility of our common stock over the 200 trading days preceding June 15, 2005);

•	common stock price, assumed to be $5.54 (the average of the closing prices of our common stock on the Nasdaq National Market over the 200 trading days preceding June 15, 2005);

•	risk-free rate of interest, assumed based on a U.S. Treasury rate corresponding to the number of years left before the option expires (3.53% for one year, 3.69% for two years, 3.75% for three years, 3.81% for four years, 3.86 for five years and 3.90% for six years);

•	length of time to expiration of the option under its original terms; and

•	exercise price of the option.

Tax Matters. If you are subject to tax in the U.S., you should read Section 11, “Material U.S. Federal Income Tax Considerations,” for a discussion of the material U.S. federal income tax consequences of receiving the cash payment.

If you are a not subject to tax in the U.S., you should read Section 12, “Material Income Tax Considerations for Non-U.S. Employees,” for a discussion of the material income tax consequences of receiving the cash payment.

4.	Procedure for Tendering Eligible Options

Procedure. You may tender your options only as described in this Section 4. Tender by any other means will not be effective.

You must submit your election form no later than 8:00 p.m., Boston, Massachusetts time, on August 3, 2005 (or a later time and date if we extend the offer period).

If you received this offer document electronically, you may tender your eligible options only by electronically executing and submitting your election form. Your election form was sent with this offer document and lists the options you own that may be tendered in this exchange offer. We generated the list of your eligible options from our records. You should confirm that it is correct and reflects all of your eligible options. If you believe your list of eligible options is inaccurate, you should review the options held in your E*Trade account (as described in Question 31 of the Summary of Terms at the front of this offer document) and contact us as described in Question 32 if you still have questions after reviewing your E*Trade account.

You may also obtain your election form at the 2005 Stock Option Exchange Offer section of the Stock Information Center page on the PTConnector by clicking on the link to “Access My Exchange Details.”

If you received this offer document in paper form, you may tender your eligible options by executing and submitting the election form we sent with this offer document in accordance with the procedures set forth in Appendix B. If we also sent this offer document to you electronically, you may also tender your eligible options electronically as described above.

You should read the election form before you decide whether to tender your options. By executing the election form, you agree that we may collect, use, transfer and share your personal information to the extent we deem necessary or advisable to effect the exchange and cancellation of your options and make the cash payment to you.

If you elect to tender your eligible options, you must tender all of your eligible options. Partial tenders will not be accepted.

If you do not tender your eligible options by the offer expiration time, your eligible options will not be exchanged and your eligible options will remain outstanding on their existing terms and conditions.

If we sent this offer document to you electronically, we will confirm receipt of your election form after we receive it. We recommend you save a copy of the confirmation for your records.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered eligible options that are not properly withdrawn. We may waive any of the conditions of this offer or any error in any tender of eligible options. If we grant any such waiver, we will grant it with respect to all option holders and tendered options. Otherwise, no eligible options will be accepted for exchange until all errors have been cured by the eligible employees exchanging eligible options or waived by us. Neither we nor any other person is obligated to give notice of any errors involved in the exchange of any eligible options, and no one will be liable for failing to give notice of any errors.

Our Acceptance Constitutes an Agreement. Your tender of your eligible options in accordance with the procedure described above will constitute your agreement to the terms of this offer. Our acceptance of your eligible options that are validly tendered for exchange will form a binding agreement between you and us on the terms and subject to the conditions of this offer.

Timing of Acceptance. Subject to our rights to extend, terminate and amend this offer before the offer expiration time, we will accept promptly after the offer expiration time all validly tendered eligible options that have not been properly withdrawn.

5.	Withdrawal Rights

You may withdraw your tender of eligible options only as described in this Section 5. Withdrawal by any other means will not be effective.

Time of Withdrawal. You may withdraw your tender of eligible options at any time before 8:00 p.m., Boston, Massachusetts time, on August 3, 2005 (or a later time and date if we extend the offer period).

If we have not yet accepted for exchange all eligible options that you tendered by 12:00 a.m., Boston, Massachusetts time, on August 30, 2005, you may withdraw your tender of eligible options.

Procedure. You may withdraw your tender of eligible options only by executing and submitting a withdrawal form.

If you received this offer document electronically, you must submit your withdrawal form electronically. You can obtain your withdrawal form in one of two ways:

•	you can open the email we sent to you confirming receipt of your election form and click on the link to proceed to your withdrawal form; or

•	you can go to the 2005 Stock Option Exchange Offer section of the Stock Information Center page on the PTConnector and click on the link to “Access My Exchange Details” to proceed to your withdrawal form.

If you received this offer document in paper form, you may withdraw your options by executing and submitting the withdrawal form we sent with this offer document in accordance with the procedures set forth in Appendix B. If we also sent this offer document to you electronically, you may withdraw your options electronically as described above.

You must withdraw all your previously tendered options if you wish to withdraw any of your previously tendered options. You may not withdraw your eligible options in part.

If we sent this offer document to you electronically, we will confirm receipt of your withdrawal form after we receive it. We recommend you save a copy of the confirmation for your records.

Determination of Validity; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of withdrawal forms. Our determination of these matters will be final and binding on all parties. Neither we nor any other person is obligated to give you notice of any errors in any withdrawal form, and no one will be liable for failing to give notice of any errors.

Re-Tender after Withdrawal. You may re-tender your options to us after you have withdrawn them. You may not revoke any withdrawal you may make. Rather, if you change your mind and decide you want to exchange your eligible options after you have withdrawn them, you must re-tender your eligible options in accordance with the procedures described above in Section 4.

6.	Acceptance of and Payment for Eligible Options

Timing of Acceptance. Subject to our rights to extend, terminate and amend this offer before the offer expiration time, we will accept promptly after the offer expiration time all eligible options validly tendered and not properly withdrawn as of the offer expiration time for exchange and cancellation.

Notice of Acceptance. We will be deemed to have accepted for exchange and cancellation all eligible options validly tendered and not properly withdrawn as of the offer expiration time, as, if and when we give oral or written notice of our acceptance of those options. We expect to give this notice both by email and press release. This notice will describe the aggregate number of eligible options accepted for exchange and will not provide information about individual eligible employees. After we accept eligible options for exchange and cancellation, we will also send each eligible employee who validly tendered eligible options a written notice confirming their eligible options were accepted for exchange.

Method of Payment. The cash payment will be paid promptly after the offer expiration time as described below and will be reduced by any applicable withholding and social insurance contribution amounts.

•	For U.S. employees, we plan to make the cash payment on August 19, 2005.

•	For non-U.S. employees, we plan to make the cash payment in connection with the August 2005 payroll. The anticipated payment dates for each country are set forth on Appendix A attached to this offer document.

For information about applicable tax withholding and social insurance contribution requirements:

•	See Section 11 “Material U.S. Federal Income Tax Considerations” if you are subject to tax in the United States.

•	See Section 12 “Material Income Tax Considerations for Non-U.S. Employees” if you are not subject to tax in the United States.

Termination of Option Agreements. When we accept your tendered eligible options for exchange and cancel those options, you will have no further rights under those options or their corresponding stock option agreements. By tendering your eligible options, you agree that the applicable stock option agreements will terminate upon cancellation of those options.

7.	Conditions of the Offer

We will not be required to accept any eligible options tendered if one of the conditions described below occurs. We may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, if at any time on or after July 6, 2005 and on or before 8 p.m., Boston, Massachusetts time, on August 3, 2005 (or a later time and date if we extend the offer period), we determine that any condition described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this offer or to accept and cancel eligible options tendered for exchange. The conditions are:

•	if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is pending before any court, authority, agency or tribunal that challenges the making of this offer, the acquisition of some or all of the tendered eligible options, the making of the cash payment, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), assets, income, operations or prospects;

•	if any action is pending or taken, or any approval is withheld, by any court or any authority, agency, or tribunal, domestic or foreign, that, in our reasonable judgment, would:

•	make it illegal for us to accept some or all of the eligible options or to make the cash payment for some or all of the eligible options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer; or

•	delay or restrict our ability, or render us unable, to accept for exchange and cancellation or make the cash payment for some or all of the tendered eligible options;

•	if there is:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	any commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, including terrorist attacks; or

•	a material acceleration or worsening of any of the above events as they existed at the commencement of the offer;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or if we learn that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 5, 2005;

•	any person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 5, 2005 has acquired or proposes to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities;

•	if any of the following changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership occur:

•	litigation or other proceedings are instituted against us, or any of our officers or members of our Board of Directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect us;

•	a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

•	a decline or increase of greater than 30% in our stock price or significant volatility of similar magnitude in the market price of our stock resulting from any number of factors, such as fluctuations in our operating results or general market conditions, that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), assets, income, operations or prospects or on the trading in our common stock;

•	the suspension of trading in our common stock by the SEC or the Nasdaq National Market; or

•	a material change in the prospects for our business resulting from any number of factors, such as fluctuations in our operating results, general market conditions, a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), assets, income, operations or prospects or on the trading in our common stock; or

•	if we are required by the SEC or other government agency to extend the offer beyond August 3, 2005.

We may assert these conditions in our reasonable discretion before the offer expiration time and we may waive them at any time before the offer expiration time. If we decide to waive or assert any of the conditions of this offer, we must do so before the offer expiration time.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any right is not, and will not be construed as, the waiver of any other right. Any determination we make concerning the events described in this Section 7 will be final and binding on all eligible employees.

Our ability to delay acceptance of options tendered for exchange is limited by Rule 13e-4(f)(5) of the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return your options promptly after termination or withdrawal of a tender offer.

8.	Price Range of Common Stock Underlying Eligible Options

There is no established trading market for the eligible options. The securities underlying the eligible options are shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “PMTC.”

As of July 1, 2005, the last reported sale price of our common stock, as reported on the Nasdaq National Market, was $6.49 per share. You should consider the current sale prices of our common stock before deciding whether to tender your eligible options.

The table below shows, for the periods indicated, the quarterly high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

Fiscal Year Ending September 30, 2005	High	Low
Quarter ended July 2, 2005	$6.95	$4.73
Quarter ended April 2, 2005	$6.00	$5.06
Quarter ended January 1, 2005	$6.19	$4.50

Fiscal Year Ended September 30, 2004	High	Low
Quarter ended September 30, 2004	$5.37	$4.00
Quarter ended July 3, 2004	$5.50	$4.10
Quarter ended April 3, 2004	$5.22	$3.85
Quarter ended January 3, 2004	$4.11	$2.84

Fiscal Year Ended September 30, 2003	High	Low
Quarter ended September 30, 2003	$4.35	$2.76
Quarter ended June 28, 2003	$3.80	$2.11
Quarter ended March 29, 2003	$3.05	$1.80
Quarter ended December 28, 2002	$3.44	$1.64

9.	Source and Amount of Funds for Cash Payment

As of June 27, 2005, there were 19,584,368 eligible options held by eligible employees. Assuming all those eligible options are tendered and accepted, the aggregate amount of the cash payment will be approximately $13.7 million, less applicable withholding and social insurance contribution amounts. At April 2, 2005, we had $384 million of cash and cash equivalents. We expect to use available cash to make the cash payment.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Involving Stock Options and Common Stock

Members of our board of directors and our six most highly compensated executive officers are not eligible to participate in this offer and will not exchange any options they hold in this offer.

On July 5, 2005, to further our goal of reducing the number of outstanding options, those executive officers surrendered all options they held having exercise prices at or above $15.50 per share to us for cancellation for no compensation. The number of options surrendered by each officer is shown in the table below.

Name and Title*	Number of Options Cancelled on July 5, 2005
C. Richard Harrison Chief Executive Officer and President Director	2,300,000

Barry F. Cohen Executive Vice President, Strategic Services and Partners	527,712

Paul J. Cunningham Executive Vice President, World Sales	288,000

Anthony DiBona Executive Vice President, Global Maintenance Support	50,000

James E. Heppelmann Executive Vice President and Chief Product Officer	167,320

Cornelius F. Moses, III Executive Vice President and Chief Financial Officer	-0-

Total	3,333,032

*	The address of each of our executive officers is c/o Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494.

In addition, on May 20, 2005, Michael E. Porter, one of our directors, purchased 5,000 shares of our common stock on the Nasdaq National Market at a price of $5.88 per share.

Neither we nor, to the best of our knowledge, our executive officers or directors or their affiliates have engaged in any other transactions involving options to purchase our common stock or the purchase or sale of our common stock during the sixty (60) days before the date of this offer.

One of our executive officers, James Heppelmann, has a 10b5-1 plan in place pursuant to which he will sell up to an aggregate of 400,000 shares of our common stock between July 21, 2005 and May 31, 2006.

We expect to make our fiscal 2005 equity incentive grants in the form of restricted stock and restricted stock unit grants to members of our Board of Directors, our executive officers and our employees in the fourth quarter of our 2005 fiscal year.

Neither we nor, to the best of our knowledge, our executive officers or directors or any other person are a party to any other agreement, arrangement, or understanding with respect to any of our securities, excepting options to purchase our common stock and restricted stock awards of our common stock granted from time to time to our employees (including our executive officers and non-employee directors) pursuant to our equity incentive plans.

Information about PTC options and common stock held by our directors and executive officers as of July 5, 2005 is set forth on Appendix C.

11.	Material U.S. Federal Income Tax Considerations

The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options for cash under this offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, U.S. Treasury regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address any aspect of state, local, or non-U.S. tax laws.

This summary applies to you only if you are an individual who:

•	is a citizen of the United States, or

•	is a resident of the United States, including an individual who:

•	is a lawful permanent resident of the United States, or

•	meets the “substantial presence” test under Section 7701(b) of the Internal Revenue Code.

The amounts paid to eligible employees who tender eligible options will be taxed as ordinary compensation income of those employees in the year received. Such income is subject to withholding of income, FICA and other applicable employment taxes. Any applicable withholding taxes or charges will be withheld from the amounts payable to eligible employees and paid to the appropriate tax authority, as permitted or required by law. To the extent that a tendering eligible employee recognizes ordinary income, we will, in most cases, be entitled to a corresponding federal income tax deduction.

You should consult your tax advisor with respect to the federal, foreign, state and local tax consequences of participating in the offer.

12.	Material Income Tax Considerations for Non-U.S. Employees

You may be subject to tax as a result of the exchange of an eligible option for a cash payment pursuant to the offer. You should read the individual country summaries for further information and seek professional advice from your own tax advisor on this issue. If you are subject to tax as a result of your participation in the offer, the terms described in the next paragraph will apply to you.

Regardless of any action that we or any of our subsidiaries take with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the exchange, including the cancellation/exchange of eligible options (“applicable withholdings”), you acknowledge that the ultimate liability for all applicable withholdings is and remains your sole responsibility. In that regard, you authorize us and/or any of our subsidiaries to withhold all applicable withholdings legally payable by you from your wages or other cash payment paid to you by us or any of our subsidiaries. Finally, you agree to pay to us or any one of our subsidiaries any amount of applicable withholdings that we or our subsidiary may be required to withhold as a result of your participation in the exchange if we do not satisfy the applicable withholding through other means.

This section contains summaries of the tax consequences of the cancellation of eligible options in exchange for a cash payment for individuals subject to tax in:

Australia Austria Belgium Brazil	Canada China Denmark France	Germany Hong Kong India Israel	Italy Japan Korea Mexico	Netherlands Singapore Spain Sweden	Switzerland Taiwan United Kingdom

The summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you.

You should seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Australia

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. The tax consequences will depend upon whether you made an election to be taxed on your stock options in the income year of their grant.

Where no election was made: If you did not make an election to be taxed in the income year of grant of the options, the exchange will be a taxable event. In this case (and assuming no earlier taxable event has occurred in respect of the options), you will be required to include in your taxable income the cash payment made to you as part of the option exchange (less any consideration you may have paid to acquire the option, which should be zero). You will also be subject to the Medicare Levy (currently 1.5%) and, if applicable, the Medicare surcharge (currently 1%), on your taxable income related to the exchange.

Where an election was made: If you made an election to be taxed in the income year of the grant of options, the exchange of cash for the cancellation of the options will be subject to capital gains tax. The capital gains tax consequences will arise when you enter into the agreement for the exchange. Where the consideration to be provided for the cancellation exceeds the cost base of the options, the assessable capital gain depends on how long you have held the options:

•	if, prior to entering into the agreement for the exchange, you have held the options for at least 12 months, the assessable capital gain is equal to the difference between the consideration to be received and the cost base of the options, less any prior year or current year capital losses, multiplied by 50%; or

•	if, prior to entering into the agreement for the exchange, you have held the options for less than 12 months, the assessable capital gain is equal to the difference between the consideration to be received and the cost base of the options.

For purposes of the above:

•	the cost base of the options is the market value of the options as at the date of grant; and

•	the consideration received is the amount of the cash payment received in the exchange.

If the consideration to be received is less than the cost base of the options, a capital loss equal to the difference should arise.

Withholding and Reporting. Under current laws, your employer is not required to withhold or report income tax or social insurance with respect to the cash you receive upon the option exchange. It is your responsibility to report and pay any taxes (including income tax and Medicare levy and surcharge, if applicable) resulting from your participation in the option exchange.

Austria

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (unless you have already reached the applicable contribution ceiling) with respect to the cash you receive upon the option exchange.

Belgium

Option Exchange. The tax treatment of the exchange of an eligible option for a cash payment is uncertain under Belgian tax law. You may be subject to income tax with respect to both the eligible options and the cash payment you will receive. Due to the ambiguity surrounding the tax consequences of the option exchange, we recommended that you consult with your tax advisor.

Your tax consequences will depend on whether you executed an undertaking not to exercise the eligible options prior to the end of the third year after the year of grant and not to transfer the eligible options prior to death in order to reduce the taxable value of the eligible options when the eligible options were granted to you.

Prior Taxation of Eligible Options. Under Belgian tax law, stock options are generally taxable at grant. Any tax that was paid at grant will not be refunded as a result of the cancellation of the eligible options.

If you executed the undertaking described above, and if acceptance of the offer results in non-compliance with the undertaking, you will owe tax on the full value of the eligible options at grant. This means that you will likely owe tax equal to the amount of tax that you paid at the time of the grant (assuming your option was “at-the-money” at the time of grant). Although there is some uncertainty, according to the Belgian tax administration, such additional tax is due at the time you are no longer in compliance with the undertaking.

If you did not execute an undertaking, you should normally not owe any tax on your eligible options as a result of your participation in the exchange.

Taxation of Cash Payment. In addition, you may be subject to income tax on the cash payment. There are, however, arguments that the cash payment should not be taxable, provided the cash payment does not exceed the fair market value of the options when you tender the options (although this result is not certain). In addition, it is unclear how the fair market value of the eligible options will be calculated. You should consult your own tax advisor to determine the amount of tax applicable to you.

Withholding and Reporting. Your employer generally will not withhold income tax with respect to the option exchange and the cash you receive upon the exchange.

If you owe tax upon the exchange of eligible options because you no longer comply with your undertaking, the Belgian tax administration takes the view that your local employer has an obligation to report this second taxable event, although this is uncertain.

It is your responsibility to report and pay any income tax due as a result of your acceptance of the exchange and your receipt of the cash payment.

Brazil

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (unless you have already reached the applicable contribution ceiling) with respect to the cash you receive upon the option exchange.

Canada

This summary is based on Canadian federal tax law. Different tax consequences may apply under provincial tax laws.

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is required to withhold income tax and social insurance contributions (including pension plan contributions and employment insurance contributions to the extent the earnings threshold has not been exceeded) with respect to the cash you receive upon the option exchange.

China

Option Exchange. You will be subject to income tax and potentially subject to social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions (depending on the amount of the cash payment and local practice) on the amount of the cash payment received.

Withholding and Reporting. Your employer may withhold income tax and social insurance contributions (depending on the amount of the cash payment and local practice) with respect to the cash you receive upon the option exchange.

Should there be a difference between the actual tax liability and the amount withheld, it is your personal responsibility to report and pay any additional taxes resulting from your participation in the option exchange.

Denmark

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is likely not required to withhold income tax or social insurance contributions with respect to the cash you receive upon the option exchange. However, your employer will report your acceptance of the option exchange to the Danish tax authorities. It is your responsibility to pay any taxes (including social insurance contributions) resulting from your participation in the option exchange.

France

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is not required to withhold income tax with respect to the cash you receive upon the option exchange (provided you are a French tax resident). However, your employer is required to withhold social insurance contributions from the cash payment issued to you.

It is your responsibility to report and pay any taxes resulting from your participation in the option exchange.

Germany

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received. Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €135 from the taxable amount. You should consult with your tax adviser to determine if this deduction applies to your specific situation.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (unless you have already reached the applicable contribution ceiling) with respect to the cash you receive upon the option exchange.

Hong Kong

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is not required to withhold income tax or Mandatory Provident Fund contributions with respect to the cash you receive upon the option exchange. However, your employer will report the taxable income you receive upon the exchange of your options as part of its normal annual return.

It is your responsibility to report and pay any taxes resulting from your participation in the option exchange.

India

Option Exchange. You will likely be subject to income tax as a result of the exchange of an eligible option for a cash payment. In this case, you will be subject to income tax on the amount of the cash payment received.

Withholding and Reporting. Your employer is required to withhold and report income tax with respect to the cash you receive upon the option exchange.

Israel

Option Exchange

You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions with respect to the cash you receive upon the option exchange.

Italy

Option Exchange. You will be subject to income tax and social security contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social security contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions with respect to the cash you receive upon the option exchange.

Japan

Option Exchange. You will be subject to income tax as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax on the amount of the cash payment.

Withholding and Reporting. Your employer is likely not required to withhold income tax or social security contributions with respect to the cash you receive upon the option exchange. It is your responsibility to report and pay any taxes resulting from your participation in the option exchange.

Korea

Option Exchange. You will be subject to income tax and social security contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social security contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is not required to withhold income tax or social security contributions with respect to the cash you receive upon the option exchange. It is your responsibility to report and pay any taxes and social security contributions resulting from your participation in the option exchange.

Mexico

Option Exchange. You will be subject to income tax as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax on the amount of the cash payment received.

Withholding and Reporting. Your employer is not required to withhold and report income tax with respect to the cash you receive upon the option exchange. It is your responsibility to report and pay any taxes and social security contributions resulting from your participation in the option exchange.

Netherlands

Option Exchange. You may be subject to income tax and/or social insurance contributions as a result of the exchange of an eligible option for a cash payment.

Options Taxed at Exercise. If your eligible options were granted with conditions that deferred taxation until exercise or if you made an election to defer taxation until exercise, you will be subject to income tax on the fair market value of the eligible options as a result of the exchange of an eligible option for a cash payment.

Options Taxed at Vesting. If your eligible options are taxable upon vesting, you may be subject to income tax as a result of the exchange of an eligible option for a cash payment.

If your eligible options were granted (accepted) after June 26, 1998, those options are vested and it has been three years since the date of grant, you will not be subject to income tax as a result of the exchange of an eligible option for a cash payment. If your eligible options were granted (accepted) after June 26, 1998, those options are vested and it has not been three years since the date of grant, you will be subject to income tax on the fair market value of those options less the value already taxed at vesting as a result of the exchange of an eligible option for a cash payment.

If such options were granted (accepted) after June 26, 1998, the options are not vested and it has been three years since the date of grant, you will likely be subject to income tax under the statutory formula as a result of the exchange of an existing option for a cash payment. If such options were granted (accepted) after June 26, 1998, the options are not vested and it has not been three years since the date of grant, you will likely be subject to income tax on the fair market value of the options as a result of the exchange of an existing option for a cash payment.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (unless you have already reached the applicable contribution ceiling). You also must report any taxable benefit derived from the option exchange on your personal income tax return.

Singapore

Option Exchange. You will likely not be subject to income tax or Central Provident Fund (“CPF”) contributions as a result of the cancellation and release of your options on the full fair market value of the shares relating to such options, although this result is not certain. However, you will likely be subject to income tax and CPF contributions on the amount of the cash payment received as a result of the exchange of your eligible options.

Withholding and Reporting. Your employer is not required to withhold income tax with respect to the cash you receive upon the option exchange. However, your employer will report the taxable income you receive upon the exchange of your options to the tax authorities. It is your responsibility to report and pay any taxes resulting from your participation in the option exchange.

Spain

Option Exchange. You will be subject to income tax and social insurance contributions as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and social insurance contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (unless you have already reached the applicable contribution ceiling) with respect to the cash you receive upon the option exchange.

Sweden

Option Exchange. You will be subject to municipal and state income tax as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax on the amount of the cash payment received.

Withholding and Reporting. Your employer is required to withhold and report income tax with respect to the cash you receive upon the option exchange. You also must report any taxable benefit derived from the option exchange on your annual income tax return (självdeklaration).

In addition, your employer is obliged to pay social insurance contributions on the cash payment.

Switzerland

Option Exchange. If you were not taxed at the time of the option grant, then you will likely be subject to income tax on the amount of the cash payment received.

If you were taxed at the time of the option grant, then you may be subject to tax upon the exchange if the tax authorities take the position that the consideration that you receive for the cancellation of the eligible options (i.e., the value of the cash payment) is greater than the fair market value of the options. In addition, the Swiss tax authorities could reassess the value of the eligible options granted to you and impose additional taxes on the grant of the options in previous years based on a higher reassessed value.

Withholding and Reporting. If you are a Swiss national or a foreign employee holding a “C” residence permit, your employer is not required to withhold income tax with respect to the cash you receive upon the option exchange. Your employer will report the taxable income you receive upon the exchange of your options on the annual “certificate of salary” which will be issued to you at the end, or shortly after the end, of the calendar year in which you receive the cash payment. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from your participation in the option exchange.

If you are a foreign employee holding a “B” permit, or if you are an employee subject to income tax at source, your employer is required to withhold and report income tax and social insurance contributions with respect to the cash you receive upon the option exchange. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes the exact amount of taxes based on your tax return.

Taiwan

Option Exchange. You will be subject to income tax as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax on the amount of the cash payment received.

Withholding and Reporting. Your employer is not required to withhold income tax with respect to the cash you receive upon the option exchange. However, your employer will report the taxable income you receive upon the exchange of your options to the tax authorities and issue a non-withholding statement to you. It is your responsibility to report and pay any taxes resulting from your participation in the option exchange.

United Kingdom

Option Exchange. You will be subject to income tax and National Insurance Contributions (both employer and employee contributions) as a result of the exchange of an eligible option for a cash payment. You will be subject to income tax and National Insurance Contributions on the amount of the cash payment received.

Withholding and Reporting. Your employer is required to withhold and report income tax and National Insurance Contributions (unless you have already reached the applicable contribution ceiling) with respect to the cash you receive upon the option exchange.

13.	Accounting Consequences of the Offer

The aggregate amount of the cash payments would be approximately $13.7 million if all eligible options were exchanged. The aggregate amount of the cash payments made in exchange for eligible options will be charged to stockholders’ equity to the extent that the amount does not exceed the fair value of the options exchanged, as determined at the offer expiration time. The amount paid in excess of that fair value, as determined at the offer expiration time, will be recorded as compensation expense. Accounting for the exchange will be reflected on our consolidated financial statements for the quarter in which the exchange is completed, which we expect to be in the fourth quarter of our 2005 fiscal year.

14.	Information about PTC

We filed a Tender Offer Statement on Schedule TO, of which this offer document is a part, with the SEC with respect to this offer. This offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including its exhibits, and the following material we have filed with the SEC, and any material we may file with the SEC before the offer expiration time, before deciding whether to tender your options:

•	our definitive 2005 Proxy Statement on Schedule 14A filed on January 28, 2005;

•	our Annual Report on Form 10-K for our fiscal year ended September 30, 2004 filed on December 14, 2004;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended January 1, 2005 filed on February 10, 2005; and

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended April 2, 2005 filed on May 12, 2005.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available on the SEC’s website at www.sec.gov. You may read, and obtain copies of, our SEC filings at the SEC’s public reference room. You may call the SEC at 1.800.732.0330 for additional information on the public reference room. The SEC’s public reference room is located at:

Public Reference Room

Securities and Exchange Commission

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Our common stock is quoted on the Nasdaq National Market under the symbol “PMTC.” You can also read our SEC filings at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

Our SEC filings are also available on our website at www.ptc.com, which is not part of this offer document. We will provide you without charge, upon request, with a copy of any or all of the documents to which we have referred you, other than the exhibits to those documents (unless the exhibit is specifically incorporated by reference into the document). You may call us at 1.781.370.5000 or you may write us at:

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494

You should rely only on the information provided in this offer document or incorporated into this document by reference. We have not authorized anyone to provide you with different information.

Appendix A

Payroll Payment Dates Outside the U.S.

Country	Anticipated Paydate
Australia	25-August-2005

Austria	31-August-2005

Belgium	31-August-2005

Brazil	31-August-2005

Canada	31-August-2005

China	30-August-2005

Denmark	25-August-2005

France	31-August-2005

Germany	30-August-2005

Hong Kong	25-August-2005

India	31-August-2005

Israel	30-August-2005

Italy	30-August-2005

Japan	25-August-2005

Korea	25-August-2005

Mexico	10-August-2005

Netherlands	31-August-2005

Singapore	25-August-2005

Spain	31-August-2005

Sweden	25-August-2005

Switzerland	31-August-2005

Taiwan	25-August-2005

United Kingdom	26-August-2005

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Appendix B

Procedures for Tendering and Withdrawing Options Using Paper Forms

If you received the offer document in paper form by mail, you may submit your election form and your withdrawal form as provided below.

Tender of Eligible Options

Your election form lists the eligible options you hold that may be tendered in the offer. We generated the list of your eligible options from our records. You should confirm that it is correct and reflects all of your eligible options. If you believe your list of eligible options is inaccurate, you should review the options held in your E*Trade account (as described in Question 31 of the Summary of Terms at the front of the offer document) and contact us as described in Question 32 if you still have questions after reviewing your E*Trade account.

If you elect to participate in the offer and tender your options, you must complete, sign and return the form “Election to Tender Options for Exchange” before 8:00 p.m., Boston, Massachusetts time, on August 3, 2005 (or a later time and date if we extend the offer period).

You may return the form to us by mail or courier at:	Stock Option Exchange
c/o Human Resources
Parametric Technology Corporation
140 Kendrick Street
Needham, MA 02494
USA

You may return the form by fax at:	1.781.707.0422

Attention: Stock Option Exchange
c/o Human Resources

You may scan the executed form and return it by email to:	stockoptions@ptc.com.

We must receive your election form by 8:00 p.m., Boston, Massachusetts time, August 3, 2005 (or a later time and date if we extend the offer period).

If we do not receive your election form by the offer expiration time, even if sent by the offer expiration time, you will be deemed to have rejected the offer, your options will not be exchanged, and your options will remain outstanding on their existing terms and conditions.

The method of delivery of your election form is at your own risk. If you return the form by mail or courier, we recommend that you use a method by which you can confirm delivery to us. If you return the form by fax or by email, you should leave sufficient time to confirm complete transmission. No matter which delivery method you choose, you should allow sufficient time to ensure timely delivery of your election form.

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Withdrawal of Previously Tendered Options

If you change your mind and decide to withdraw your previously tendered options, you must complete, sign and return the form “Withdrawal of Options Tendered for Exchange” before 8:00 p.m., Boston, Massachusetts time, on August 3, 2005 (or a later time and date if we extend the offer period).

You may return the form to us by mail or courier at:	Stock Option Exchange
c/o Human Resources
Parametric Technology Corporation
140 Kendrick Street
Needham, MA 02494
USA

You may return the form by fax at:	1.781.707.0422

Attention: Stock Option Exchange
c/o Human Resources

You may scan the executed form and return it by email to:	stockoptions@ptc.com.

We must receive your withdrawal form by 8:00 p.m., Boston, Massachusetts time, August 3, 2005 (or a later time and date if we extend the offer period).

If we do not receive your withdrawal form by the offer expiration time, even if sent by the offer expiration time, your withdrawal form will be disregarded.

The method of delivery of your withdrawal form is at your own risk. If you return the form by mail or courier, we recommend that you use a method by which you can confirm delivery to us. If you return the form by fax or by email, you should leave sufficient time to confirm complete transmission. No matter which delivery method you choose, you should allow sufficient time to ensure timely delivery of your withdrawal form.

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Appendix C

Stock and Option Ownership of PTC’s Executive Officers and Directors

The table below reflects the number of shares of PTC common stock and the number of options to purchase shares of PTC common stock beneficially held by our executive officers and directors.

The table reflects the July 5, 2005 option cancellations described in Item 10.

Name and Title	Number of Shares of PTC Common Stock Held on July 5, 2005	Number of Options to Purchase Shares of PTC Common Stock Held on July 5, 2005
C. Richard Harrison Chief Executive Officer and President Director	386,666	5,250,000

Barry F. Cohen Executive Vice President, Strategic Services and Partners	0	2,070,000

Paul J. Cunningham Executive Vice President, World Sales	0	2,406,502

Anthony DiBona Executive Vice President, Global Maintenance Support	6,002	739,375

James E. Heppelmann Executive Vice President and Chief Product Officer	267,562	2,313,000

Cornelius F. Moses, III Executive Vice President and Chief Financial Officer	10,000	1,000,000

Ronald N. Goldman Director	60,000	305,000

Joseph M. O’Donnell Director	0	50,000

Donald K. Grierson Director	0	305,000

Oscar B. Marx, III Director	100	388,750

Michael E. Porter Director	74,600	599,000

Noel G. Posternak Director	140,000	535,000

Total	944,930	15,961,627

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